Exhibit 5.1

September 15, 2022 Board of Directors Prologis, Inc. Pier 1, Bay 1 San Francisco, California 94111	Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T: +1 312 782 0600 F: +1 312 701 7711 mayerbrown.com

Re: Combined Registration Statement on Form S-3 of Prologis, Inc., Prologis, L.P., Prologis Euro Finance LLC, Prologis Yen Finance LLC and Prologis Sterling Finance LLC (each a “Registrant” and collectively the “Registrants”)

Dear Ladies and Gentlemen:

We have acted as special counsel to Prologis, Inc., a Maryland corporation (the “Company”), Prologis, L.P., a limited partnership organized under the laws of the State of Delaware (the “Operating Partnership”), Prologis Euro Finance LLC, a limited liability company organized under the laws of the State of Delaware (the “Euro Finance Subsidiary”), Prologis Yen Finance LLC, a limited liability company organized under the laws of the State of Delaware (the “Yen Finance Subsidiary”), and Prologis Sterling Finance LLC, a limited liability company organized under the laws of the State of Delaware (the “Sterling Finance Subsidiary”), in connection with the proposed sale of the following securities (the “Securities”) of the Registrants as set forth in the Combined Registration Statement on Form S-3 of the Registrants filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”): (i) one or more series of debt securities of the Operating Partnership (the “OP Debt Securities”), (ii) one or more series of debt securities of the Euro Finance Subsidiary (the “Euro Debt Securities”), (iii) one or more series of debt securities of the Yen Finance Subsidiary (the “Yen Debt Securities”), (iv) one or more series of debt securities of the Sterling Finance Subsidiary (the “Sterling Debt Securities” and, together with the OP Debt Securities, Euro Debt Securities and Yen Debt Securities, the “Debt Securities” ), (v) shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), (vi) one or more series of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), (vii) guarantees by the Company of the Debt Securities (the “Company Guarantees”), (viii) guarantees by the Operating Partnership of the Euro Debt Securities (the “Euro Guarantees”), (ix) guarantees by the Operating Partnership of the Yen Debt Securities (the “Yen Guarantees”), (x) guarantees by the Operating Partnership of the Sterling Debt Securities (the “Sterling Guarantees” and, together with the Company Guarantees, Euro Guarantees and Yen Guarantees, the “Guarantees”) and (xi) warrants (the “Warrants”) or other rights (the “Rights”) of the Company to purchase the Common Stock.

Each series of the OP Debt Securities and corresponding Company Guarantees will be issued under an Indenture, dated as of June 8, 2011, as supplemented by a Fifth Supplemental Indenture, dated as of August 15, 2013, and, with respect to Euro-denominated OP Debt Securities, a Seventh Supplemental Indenture, dated as of February 20, 2014, and, with respect to Sterling-denominated OP Debt Securities, an Eighth Supplemental Indenture, dated as of June 7, 2017 (collectively, the “OP Indenture”), among the Operating Partnership, the Company, as guarantor, and U.S. Bank National Association, as trustee. Each series of the Preferred Stock will be issued under the Company’s Articles of Incorporation, as amended and supplemented (the “Articles of Incorporation”), and articles supplementary to be filed with the State Department of Assessments and Taxation of Maryland (the “Maryland SDAT”). The Common Stock will be issued under the Articles of Incorporation.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)

and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

September 15, 2022

Each series of the Euro Debt Securities and corresponding Euro Guarantees will be issued under an Indenture, dated as of August 1, 2018, as supplemented by a First Supplemental Indenture, dated as of August 1, 2018 (collectively, the “Euro Indenture”), among the Euro Finance Subsidiary, the Operating Partnership, as guarantor, and U.S. Bank National Association, as trustee, as well as others as necessary.

Each series of the Yen Debt Securities and corresponding Yen Guarantees will be issued under an Indenture, dated as of August 24, 2018, as supplemented by a First Supplemental Indenture, dated as of August 24, 2018 (collectively, the “Yen Indenture”), among the Yen Finance Subsidiary, the Operating Partnership, as guarantor, and U.S. Bank National Association, as trustee, as well as others as necessary.

Each series of the Sterling Debt Securities and corresponding Sterling Guarantees will be issued under an Indenture and First Supplemental Indenture (collectively, the “Sterling Indenture”), to be executed among the Sterling Finance Subsidiary, the Operating Partnership, as guarantor, and U.S. Bank National Association, as trustee, as well as others as necessary.

Certain terms of the Securities to be issued by the Registrants from time to time will be approved by the Board of Directors of the Company or a committee thereof, on its own behalf, as the sole general partner of the Operating Partnership, or as the ultimate parent of the Euro Finance Subsidiary, the Yen Finance Subsidiary or the Sterling Finance Subsidiary, as applicable, as part of the corporate action taken and to be taken in connection with the authorization of the issuance of the Securities (the “Corporate Proceedings”).

As special counsel to the Registrants, we have examined originals or copies certified or otherwise identified to our satisfaction of the Articles of Incorporation, the Company’s Ninth Amended and Restated Bylaws, the certificate of limited partnership of the Operating Partnership, the Thirteenth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, the certificates of formation of the Euro Finance Subsidiary, the Yen Finance Subsidiary and the Sterling Finance Subsidiary, the Limited Liability Company Agreements of the Euro Finance Subsidiary, the Yen Finance Subsidiary and the Sterling Finance Subsidiary, resolutions of Company’s Board of Directors and committees thereof and such records, certificates and other documents of the Registrants and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Registrants. In rendering this opinion, we have assumed the legal capacity and genuineness of all signatures of persons signing all documents, the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals and the conformity to authentic original documents, records and certificates of all documents, records and certificates submitted to us as copies. As to all parties other than the Registrants, we have assumed the due authorization, execution and delivery of all documents, and we have assumed the validity and enforceability of all documents against all parties thereto, other than the Registrants, in accordance with their respective terms.

Mayer Brown LLP

September 15, 2022

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:

i.	upon the completion of the Corporate Proceedings relating to a series of the Debt Securities and corresponding Guarantees and the due execution, authentication, issuance and delivery of the Debt Securities of such series, the Debt Securities and corresponding Guarantees of such series, when sold in exchange for the consideration set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and any prospectus supplement relating to such series of the Debt Securities and corresponding Guarantees, will be duly authorized and will be binding obligations of (a) the Operating Partnership, the Euro Finance Subsidiary, the Yen Finance Subsidiary or the Sterling Finance Subsidiary, in the case of the OP Debt Securities, Euro Debt Securities, Yen Debt Securities and Sterling Debt Securities, respectively, (b) the Company, in the case of the Company Guarantees, and (c) the Operating Partnership, in the case of the Euro Guarantees, Yen Guarantees and Sterling Guarantees, enforceable in accordance with their terms and entitled to the benefits of the OP Indenture, Euro Indenture, Yen Indenture or Sterling Indenture, as applicable, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, public policy considerations and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law);

ii.	upon the completion of the Corporate Proceedings relating to a series of the Preferred Stock, the execution, delivery and filing with, and recording by, the Maryland SDAT of articles supplementary relating to such series of the Preferred Stock, and the due execution, countersignature and delivery of the Preferred Stock of such series, the Preferred Stock of such series, when sold in exchange for the consideration set forth in the Prospectus and any prospectus supplement relating to such series of the Preferred Stock, will be duly authorized, legally issued, fully paid and nonassessable;

iii.	upon the completion of the Corporate Proceedings relating to the Common Stock and the due execution, countersignature and delivery of the Common Stock, the Common Stock, when sold in exchange for the consideration set forth in the Prospectus and any prospectus supplement relating to the Common Stock or issued upon the exercise of any Warrants or Rights and payment of the exercise or purchase price therefore, will be duly authorized, legally issued, fully paid and nonassessable; and

iv.	upon the completion of the Corporate Proceedings relating to the Warrants or Rights and the due execution, countersignature and delivery of the Warrants or any rights agreements, as applicable, the Warrants or Rights, when sold in exchange for the consideration, if any, set forth in the Prospectus and any prospectus supplement relating to such Warrants or Rights, will be duly authorized and will be binding obligations of the Company, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, public policy considerations and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Mayer Brown LLP

September 15, 2022

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Prospectus and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

We are admitted to practice law in the State of Illinois, and we express no opinion as to matters under or involving any laws other than the laws of the State of Illinois, the laws of the State of New York, the federal laws of the United States of America and the laws of the State of Maryland.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Registrants or any other person, or any other document or agreement involved with issues addressed herein. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

This opinion is furnished in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP